ACKNOWLEDGMENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS
                  REGARDING INDEPENDENT AUDITORS' REVIEW REPORT

The Board of Directors
LaserSight Incorporated:

With respect to the registration statements on Form S-8 (nos. 33-96390, 33-52170, 333-16817, 333-16823, 333-62587, 333-62591, 333-84073, 333-84075 and
333-42662) and on Form S-3 (nos. 333-2198, 333-25237, 333-36655, 333-36837,
333-59369, 333-68495, 333-77825, 333-35822 and 333-46470) of LaserSight
Incorporated, we acknowledge our awareness of the use therein of our report dated October 20, 2000 related to our review of interim financial information.

Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                   /s/KPMG LLP

St. Louis, Missouri
November 14, 2000